INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

FORM OF	(d)(2)(ii)

October 21, 2022

Catrina Willingham

Vice President – Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327

RE: Addition of Voya VACS Index Portfolios

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, between Voya Investments, LLC and Voya Investment Management Co. LLC (the "Agreement"), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya VACS Index Series EM Portfolio, Voya VACS Index Series I Portfolio, Voya VACS Index Series MC Portfolio, and Voya VACS Index Series SC Portfolio (collectively, the "Portfolios"), each a newly established series of Voya Variable Portfolios, Inc., effective on October 21, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolios to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rates for the Portfolios, is attached hereto.

Please signify your acceptance to the act as Sub-Adviser under the Agreement with respect to the aforementioned Portfolios by signing below where indicated.

Very sincerely,

By: _________________________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: _________________________

Name: Catrina Willingham

Title: Vice President – Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to
the Sub-Adviser)
Voya Emerging Markets Index Portfolio	0.2475%

Voya Global High Dividend Low Volatility	0.2100%
Portfolio

Voya Index Plus LargeCap Portfolio	0.1580%

Voya Index Plus MidCap Portfolio	0.1800%

Voya Index Plus SmallCap Portfolio	0.1800%

Voya International Index Portfolio	0.1710%

Voya Russell™ Large Cap Growth Index	0.2025%
Portfolio

Voya Russell™ Large Cap Value Index	0.2025%
Portfolio

Voya Russell™ Large Cap Index Portfolio	0.1125%

Voya Russell™ Mid Cap Growth Index	0.2025%
Portfolio

Voya Russell™ Mid Cap Index Portfolio	0.1395%

Voya Russell™ Small Cap Index Portfolio	0.1485%

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to
the Sub-Adviser)
Voya Small Company Portfolio	0.3375%

0.1440% on the first $500 million;
Voya U.S. Bond Index Portfolio	0.1350% on the next $500 million;
0.1260% on the next $1 billion;
0.1170% on the next $2 billion; and
0.1080% on assets thereafter

Voya VACS Index Series EM Portfolio	0.0675%

Voya VACS Index Series I Portfolio	0.0675%

Voya VACS Index Series MC Portfolio	0.0675%

Voya VACS Index Series SC Portfolio	0.0675%

Effective Date: October 21, 2022, to reflect the addition of Voya VACS Index Series EM Portfolio, Voya VACS Index Series I Portfolio, Voya VACS Index Series MC Portfolio, and Voya VACS Index Series SC Portfolio.